EXHIBIT 99.2

PLACER SIERRA BANCSHARES

PRESS RELEASE

FOR IMMEDIATE RELEASE

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Ronald W. Bachli, Chairman & CEO David E. Hooston, Chief Financial Officer (916) 554-4750	Tony Rossi (310) 854-8317

PLACER SIERRA BANCSHARES

INCREASES QUARTERLY DIVIDEND BY 140%

Sacramento, CA, January 28, 2005 — Placer Sierra Bancshares (Nasdaq: PLSB) today announced that its board of directors has authorized a $0.12 per outstanding common share cash dividend for the first quarter of 2005, which represents an approximate 140% increase over the Company’s previous quarterly dividend of $0.05 per outstanding common share. The cash dividend will be payable on March 3, 2005 to common shareholders of record as of February 15, 2005.

“We are very pleased to significantly increase our dividend payout to shareholders,” said Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares. “We anticipate continuing to provide an attractive cash return through future quarterly dividends while retaining sufficient capital to support the continued implementation of our growth strategies.”

“Our success in growing Placer Sierra Bank in 2004 allowed us to increase our dividend payments. In 2004, we generated organic growth rates of 14.0% for loans and 13.5% for deposits. In particular, on a stand alone basis, Placer Sierra Bank’s Northern California operation experienced organic loan growth of 17.2% in 2004. We expect loan production to remain very strong, although overall loan growth will be impacted in 2005 by our plan to sell $75 to $125 million of the loans originated during the year to support our geographic expansion in our Northern and Southern California markets. We expect our non-interest income to increase significantly in 2005 due to these loan sales,” said Mr. Bachli.

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Placer Sierra Bancshares

January 28, 2005

About Placer Sierra Bancshares

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 32 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and nine branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offers its customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

This press release contains statements of a forward-looking nature which represent the beliefs of Placer Sierra Bancshares’ management and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to Placer Sierra Bancshares, which would cause actual results to differ materially from those projected. For a discussion about factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Placer Sierra Bancshares. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. Placer Sierra Bancshares undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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